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                                                                   EXHIBIT 10.51

                             EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into as of the 27/th/ day of October, 2000, between ATG Inc ("the Company") and Vik Mani ("Prospective Employee") and collectively as "the Parties". In consideration of the foregoing and the mutual promises and covenants contained herein and other good and valuable consideration, the Company hereby employs Prospective Employee as its Chief Operating Officer, and Prospective Employee hereby accepts such employment.

1. The term of the employment is for thirty-six (36) months effective the date of joining of the Company by Prospective Employee. ATG will announce Prospective Employee as its new Chief Operating Officer of the Company no later than November 3, 2000. Prospective Employee shall start his employment, on a date mutually agreed upon between the CEO of the Company and Prospective employee, which shall be soon after the Company announces Prospective Employee as its Chief Operating Officer. Prospective Employee is not employed "at-will", but is employed under the terms and conditions set forth in this Agreement.

2. Prospective Employee will report at all times to the CEO of the Company. The following officers and department heads shall report to Prospective
     Employee: All operations personnel and business development personnel, except Fred Feizollahi's engineering department.

3. The Company has paid signing bonus ("Signing Bonus") of $560,000.00, hereby receipted for by Prospective Employee. The Signing Bonus shall be irrevocable and non-refundable to the Company and is for the inducement to the Prospective Employee to execute this Agreement and leave his current employment, and to assist the Company in obtaining financing from financial institutions. Upon the execution of this Agreement and giving notice to his current employer, the said Signing Bonus shall be deemed fully earned Prospective Employee. Prospective Employee shall be responsible for all taxes associated with the Signing Bonus, i.e. federal and state withholding for income taxes, social security, and medicare.

4. In addition to the Signing Bonus described in paragraph three, the Company shall pay Prospective Employee a salary of $225,000, in the first twelve
     (12) months of employment payable in accordance with Company current payroll practices as other employees are scheduled for their payment of employment compensation. Further, the Company shall pay Prospective Employee, a guaranteed cash bonus of $100,000 payable in two equal payments of $50,000 each at the end of the sixth and twelfth months from commencement of employment. Total first twelve (12) months' compensation, including the Cash bonus set forth in this section, but excluding the Signing Bonus, and stock options as hereinafter set forth, is $325,000 gross.
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5.   The Company shall pay to Prospective Employee in the second twelve (12)
     month period of employment, a salary of $225,000, plus a guaranteed cash bonus in the amount of $75,000 payable in two equal payments of $37,500 each at the end of the sixth and the twelfth month from the commencement of the second twelve (12) month period of employment. Further, Company shall pay Prospective Employee a performance cash bonus of $50,000.00 based on predetermined performance goal as set forth below. (The total compensation is $350,000 in the second twelve (12) month time period if performance goal is met, excluding stock options as hereinafter set forth). The performance goal is defined as the Company obtaining a minimum of $15 million ("New Business Goal") of new DOE business (contracted capacity) from INEEL, Hanford, Rocky Flat or any other DOE contracts within twenty-four (24) months from commencement of the employment. Once the $15 million minimum New Business Goal requirement is met, the performance cash bonus will be earned based on $10,000 per million dollars of new business up to a maximum of $50,000. Such performance bonus earned by the Prospective Employee shall be paid to the Prospective Employee at six month intervals commencing the date of achievement of the new business goal, but no later than 30 days after earning the maximum second twelve (12) month employment period performance bonus as stated above. In the event Prospective Employee is terminated by the Company, resigns for Good Reason, as hereinafter defined, or due to Change of Control, as hereinafter defined, or dies or becomes disabled during the second twelve (12) month period, such performance bonus will be computed and paid on the same basis as if he were still employed with the Company for such period.

6. The Company shall pay to Prospective Employee in the third twelve (12) month period of employment a salary of $240,000, plus a cash bonus up to the amount of $110,000 based on the performance goal to be determined by both Parties. Such goal will not be less than $20 million of DOE New Business ($20 million of DOE new business contracted capacity) from Hanford, Rocky Flats, INEEL or any other DOE contracts, however, alternate sources of "New Business" may be agreed upon between the Company and the Prospective Employee as the basis for setting the performance goal (New Business) stated above. Such bonus shall be paid to Prospective Employee pro-rated at 6 month intervals commencing the date of achievement of the performance goal, but no later than thirty (30) days after earning the bonus set forth above. In the event Prospective Employee is terminated by the Company, resigns for Good Reason, as hereinafter defined, or due to Change of Control, as hereinafter defined, or dies or becomes disabled during the third twelve (12) month period, such bonus will be computed and paid on the same basis as if he were still employed with the Company for such period. During the third twelve (12) month period of employment only, the Prospective Employee will be paid salary at the annual salary rate of $240,000 only after the performance goal as agreed upon between the Company and the Prospective Employee as stated above is achieved and

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     the actual business delivered during the first 24 months of employment is at least $10 million. During the third twelve (12) month period of employment only, until such a time when the performance goal is achieved, the employee will be paid salary at the reduced annual rate of $150,000. In the event the performance goal for the third twelve (12) month period is not mutually agreed to, then it shall be as set forth above, which is defined as the Company obtaining a minimum of $20 million ("New Business Goal") of new DOE business (contracted capacity) from INEEL, Hanford, Rocky Flat or any other DOE contracts within 24 months from commencement of the employment.

7. In addition to the Company's New Business Goals, as the Chief Operating Officer, Prospective Employee understands that the overall Company performance such as profitability, cost cutting measures, health and safety, effective and efficient operation, new market and product development, will also be within Prospective Employee's executive responsibility. However, the standard for Performance Bonus eligibility shall be the New Business Goals. Because of such responsibilities of Prospective Employee, the Company agrees to provide Prospective Employee with a sufficient operations budget assistance and support to allow the accomplishment of the New Business Goals, such as reasonable travel and entertainment expenses, cell phone, computer, etc and other customary Business Development expenses, as well as to assist Prospective Employee in his overall responsibilities. Prospective Employee is authorized to incur expenses in the performance of his duties. The Company shall reimburse Prospective Employee for all such expenses ten days after submitting the expenses or at the next pay period, whichever is sooner.

8. A. In the event the Prospective Employee resigns from the Company due to no breach by the Company of this agreement, before the expiration of the thirty-six (36) month term of this Agreement, Prospective Employee's employment will end, without further obligation to the Company, EXCEPT, Prospective Employment shall pay to the Company certain penalty amounts due to such resignation based upon the timing of his resignation from the Company. In the event Prospective Employee resigns effective within the first twelve (12) months of the term he shall pay the Company the penalty sum of $162,500 within ten (10) days after such resignation's effectiveness. In event Prospective Employee resigns effective between twelve (12) months and twenty-four (24) months of the term, he shall pay the Company the penalty sum of $108,000 within ten (10) days after such resignation's effectiveness. In the event Prospective Employee resigns effective between twenty-four (24) months and thirty-six (36) months of the term, he shall pay the Company the penalty sum of $60,000 within ten (10) days after such resignation's effectiveness. No other payments by the Prospective Employee other than above are due to the company under any circumstances of voluntary separation of the Prospective Employee from the Company that are not due to the Company's breach of this Agreement. However, in the event the Prospective Employee resigns during the term of this

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     Agreement due to breach of this Agreement by the Company, or the Company filing Bankruptcy in any form, then the Company shall pay the Prospective Employee an amount equal to one twelve (12) month period salary for the twelve (12) month period of such resignation, the guaranteed cash bonus for the twelve (12) month period during which the resignation occurs, earned but not paid performance bonuses, the remaining auto loan balance, and the relocation costs set forth in Paragraph 18 hereof. Further, all the stock options granted shall be deemed fully earned and vested with the time period to exercise all stock options extended by 3 months and the Company shall be responsible for the continuation of medical benefits at Company's expense for a period of twelve (12) months.

     B. In the event Prospective Employee is terminated by the Company for any reason whatsoever, including disability, and other than for Cause ("Cause" as defined below) prior to the end of the thirty-six (36) month term, Prospective Employee shall not be obligated to pay the Company any penalty monies. Additionally, the Company shall pay the Prospective Employee a severance amount equal to one twelve (12) month period of salary for the twelve (12) month period such termination occurs, the guaranteed cash bonus for the twelve (12) month period during which the termination occurs, all the performance cash bonuses earned but not paid to Prospective Employee until then, the remaining auto loan balance, and the relocation costs as set forth in Paragraph 18 hereof. Further, all stock options granted will be deemed fully earned and vested with the time period to exercise the stock options extended by 3 months. Additionally, the Company shall be responsible for continuation of medical benefits for a period of twelve
     (12) months at Company's expense. Notwithstanding the foregoing, if the Prospective Employee is terminated by the Company between the twenty-fifth
     (25th) and thirty-sixth (36th) months of employment, the Company shall pay the Prospective Employee a severance salary equal to only the salary rate at which the Prospective Employee is then being paid months 25 through 36 of this Agreement.

     "For Cause" or "Cause" as used in this Agreement shall mean that at the option of the Company, Prospective Employee's employment hereunder shall be terminated immediately upon any of the following actions or occurrences if Company in good faith and not in an arbitrary manner believes that such action or occurrence impairs Prospective Company's willingness to place trust in Prospective Employee as an employee or impairs Prospective Employee's ability to perform the services required of Prospective Employee hereunder:

               (i) Prospective Employee's personal dishonesty, commission and conviction of any felony affecting his reputation and the business of the Company;

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               (ii)  Prospective Employee's gross negligence or gross negligent misconduct which materially affects the business of the Company;

               (iii) Prospective Employee's willful misconduct;

     C. Death or disability shall not be deemed a resignation and Prospective Employee or his successors or assignees shall have no obligation of any payments to the Company due to Prospective Employee's death or disability. Prospective Employee is deemed to be under a disability if he is unable to perform his duties on account of illness or other incapacity and such illness or other incapacity continues for a period of more than three (3) consecutive months during any twelve (12) month period. After such three
     (3) month period, the Company shall have the right to terminate Prospective Employee. The termination becomes effective after providing thirty (30) days written notice. If Prospective Employee is deemed disabled, by a physician of his choosing, then the time deadline to exercise any stock option shall be extended twelve (12)months and waived entirely if Prospective Employee is deceased. Prospective Employee's estate, legal representatives, or heirs, as appropriate, shall succeed to and acquire all rights and benefits of Prospective Employee herein.

     D. Prospective Employee or his successors or assignees shall have no obligation for any payment to the Company if Prospective Employee resigns for Good Reason. "Good Reason" shall mean any one of the following: (i) the Company breached this Agreement; (ii) Changes Of Control as defined in Paragraph number 13; (iii) appointment of new CEO; (iv) the Company files for Bankruptcy in any form.

     E. Termination or resignation is effective thirty days after providing written notice to the other party in the manner described in Paragraph 22.

9. Prospective Employee shall be granted an option to purchase 75,000 shares of the Company's common stock at the market price at the beginning of the employment term, deemed vested in accordance with the Company's policies i.e. vested proratedly over thirty-six (36) months. However, in the event of Prospective Employee's death, disability, termination by the Company, or resignation by Prospective Employee during the term for Good Reason or Change of Control, all such stock options granted shall be deemed earned and vested.

10. In the event the New Business Goal ($20 million of contracted capacity) is met by the Company on or before December 31, 2001, a stock option for 60,000 shares of the Company's common stock, at the stock price as of December 31, 2001 shall be granted to the Prospective Employee. In the event the New

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     Business Goal is exceeded by $10 million ($30 million total of contracted capacity), a stock option of an additional 30,000 shares (for a total of 90,000 shares) of Company's common stock, at the same price as set forth above, shall be granted to Prospective Employee. Such options shall vest in accordance with the Company policy as set forth above in Paragraph 9, subject to the same exceptions as set forth in paragraph 9 for death, disability, termination by the Company, or resignation by the Prospective Employee for Good Reason or Change of Control.

11. In the event during the term of this Agreement, the Company's common stock sells publicly at a price of $20 or more per share for a period of three
     (3) consecutive months, (in the event of stock splits, adjustments shall be made accordingly for such effective computation), the Company shall grant Prospective Employee an additional 100,000 shares of the Company's common stock, deemed vested equally over the three twelve (12) month periods of
     the term.  The option price shall be as set forth above.   Such options
     shall vest in accordance with the Company policy as set forth above in Paragraph 9, subject to the same exceptions as set forth in Paragraph 9 for death, disability, termination by the Company, or resignation by the Prospective Employee for Good Reason or Change of Control.

12. All stock options vested to Prospective Employee must be exercised in accordance with the Company's standard policies for officer stock options.

13. In the event the Prospective Employee resigns due to a Change of Control, ("Change of Control" means any one of the following: Change Of Ownership including acquisition of the Company; acquisition of equal to or greater than 50% of the issued and outstanding common stock by a single individual or entity other than the current principal stock holders; a significant merger or consolidation; change in executive direction of the Company including the appointment of a new CEO; a change in the majority of the Board of Directors caused by the merger or consolidation; Liquidation or Dissolution of the Company including direct or indirect sale or other disposition of all or substantially all of the assets of the Company; a significant change in the business lines of the Company), the Stock Options already granted prior to the date of the resignation are deemed fully earned and vested (the time period to exercise all stock options shall be extended by three months) and the Prospective Employee's resignation will not cause any of the penalty monies specified in 8 A. to be payable and due to the Company. In addition, the Company shall pay the Prospective Employee a severance amount equal to the 12 month salary amount for the 12 month period in which the resignation shall occur, the remaining auto loan balance, the guaranteed cash bonus for the year in which the resignation occurs, and the relocation costs set forth in Section 18, and the Company shall provide for the continuation of medical benefits at the Company's expense for a period of twelve (12) months after the effective date of resignation.

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14.  The Company's corporate house in Richland, WA, fully furnished, shall be provided, as primary residence, exclusively to Prospective Employee and paid for and maintained by the Company. All utilities and maintenance expenses will be Company's responsibility. The Prospective Employee will be responsible for all personal long distance telephone charges. Prospective Employee's principal place of work is deemed to be Richland, WA.

15. Company shall provide to Prospective Employee one or more automobiles. Prospective Employee may purchase any such automobiles, after his resignation from his present employer. The Company will be responsible for the auto loan up to $30,000.00 and make payments directly to the Lending company. The car will be titled in Prospective Employee's name for his unrestricted use. The car will belong to the Prospective Employee and the Prospective Employee shall bear the operating expenses for maintenance and personal use.

16. The Company shall provide Prospective Employee with the Company's standard benefits to all employees, including but not limited to medical, dental, vision and life insurance benefits, as well as participation in the Company's 401K or other retirement plan(s), sick days and personal days. Prospective Employee shall be provided the option to add, at his expense such participation of family members in such plans.

17. Prospective Employee shall be entitled to receive 4 weeks paid vacation during each twelve (12) month period of the agreement. Prospective Employee agrees to reasonably work with the Company as to timing and length of time increments when such vacation is used.

18. The Company will pay relocation costs for the Prospective Employee and spouse to move to Richland, Washington including coach air fare or over the road expenses. The Prospective Employee will maintain his current household in Denver at his own expense and will not move furniture to Richland, Washington. The Company will pay for movement of personal effects and shipment of one automobile. In the event of termination of the Prospective Employee by the Company, voluntary termination by the Prospective Employee due to Good Reason or Change of Control conditions, stated in Paragraph 13, all relocation costs, on the same basis as above, shall be paid to the Employee for relocation back to Denver, Colorado or another city within the continental USA within the same distance.

19.  DELETED

20. The Company will reimburse Prospective Employee's family (either the Prospective Employee or the spouse) for round-trip coach class airfare and expenses to Denver, Colorado not to exceed ten trips during each twelve
     (12)

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     month period of employment. In additional to the ten trips, the Company will reimburse Prospective Employee and the spouse for additional two trips the cost of round-trip coach class airfare and expenses to Denver, Colorado during the Holiday seasons i.e. November 22 through December 31.

21. All information disclosed and discussed in writing or verbally by any party (or its representative) in connection with the transaction contemplated by this Agreement to any other party (or its representative) shall be kept confidential by such other party and its representative.

22.  Any notice or other communication hereunder must be given in writing and
     (a) delivered in person, (b) transmitted by telex, telefax or other telecommunications mechanism or (c) mailed by certified or registered mail, postage prepaid, receipt requested, as follows:

          If to Company addressed to:
          ATG Inc.
          47375 Fremont Boulevard
          Fremont, CA 94538
          Attention: Doreen Chiu, President and CEO

          If to Prospective Employee, addressed to:
          Vik Mani
          7902 Glenridge Drive
          Castle Rock, Colorado 80104

     or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Paragraph 22 and an appropriate answer back is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address.

23. This Agreement supersedes any and all prior written or oral agreements between the Company and Perspective Employee and constitutes the entire agreement between the parties with respect to the subject matter herein and no modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by both parties.

24. Prospective Employee and the Company agree that any dispute or controversy relating or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination shall be settled by binding arbitration. The decision of the Arbitrator may enter as a judgment in any court

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     with competent jurisdiction. The prevailing party shall be awarded cost, expenses, and attorney fees.

25. This Agreement is binding upon and benefits the heirs, executors, and legal representatives of Prospective Employee and any successors of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. Successor shall mean any firm, corporation, or other business entity which at any time whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

26. The Prospective Employee is not required to Mitigate the amount of any payment or benefit received pursuant to this Agreement due to cessation of employment Further, the Company cannot reduce any benefits or payments because of any earnings or benefits that Prospective Employee may receive from any other source known to the Company. Notwithstanding the foregoing, the Prospective Employee is not required to inform the Company of any retirement benefits received from present or previous employers, and such retirement benefits shall not reduce the liability of the Company hereunder.

27. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. Facsimile signatures are deemed to be originals for the purposes of this Agreement.

28. All agreements and covenants contained herein are severable, and, in the event any one of them, with the exception of those contained in reference to the duties to be performed by the Prospective Employee and his compensation, shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

29. Any ambiguity in this Agreement will be not be construed in favor of either party.

30. The Company hereby represents that this Agreement has been approved by its Board of Directors and agrees to hold harmless Prospective Employee if the Board of Directors has not approved this Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer or individually as of the day and year first above written.


Company                                 Prospective Employee

ATG, Inc.


By /s/ Doreen M. Chiu                   /s/ Vik Mani
   ---------------------------          -----------------
     ATG, Inc. President & CEO              Vik Mani

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